Exhibit 99.2

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agrees that only one statement containing the information required by this Schedule 13G/A, and any further amendments to such Schedule 13G, need be filed with respect to the ownership by each of the undersigned of shares of stock of ICF International, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: November 24, 2008	DANIEL COLON, JR.

	By:	/s/ Daniel Colon, Jr.
	Name:	Daniel Colon, Jr.

WESLEY GAUS

	By:	/s/ Wesley Gaus
	Name:	Wesley Gaus